UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2006

CENTURY PROPERTIES GROWTH FUND XXII

(Exact name of Registrant as specified in its charter)

            California

  0-13418

  94-2939418

 (State or other jurisdiction

(Commission

     (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Century Properties Growth Fund XXII (the “Registrant”) owns a 100% interest in Century Stoney Greens, L.P., a California limited partnership (the “Partnership”).  The Partnership owns Promontory Point Apartments (“Promontory Point”), a 252-unit apartment complex located in Austin, Texas.  On September 25, 2006, the Partnership and three other partnerships (together the “Selling Partnerships”) that own four apartment complexes containing an aggregate of 920 units, entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Bethany Holdings Group, LLC, a Nevada limited liability company and Chi Chen Wang, an individual (jointly and severally, the “Purchaser”), to sell four apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to the Purchasers for a total sales price of approximately $48,724,000, of which approximately $13,214,000 represents the sales price for Promontory Point. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the managing general partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is approximately $48,724,000, of which approximately $13,214,000 represents the purchase price for Promontory Point subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of approximately $300,000, of which the Partnership is allocated approximately $81,000.  Upon termination of the feasibility period, the Purchaser will deliver an additional deposit of $300,000, of which the Partnership will be allocated approximately $81,000.  If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the two deposits will become non-refundable.

CLOSING.  The expected closing date of the transaction is November 30, 2006. The Selling Partnerships have the right to extend the closing for up to thirty days by delivering written notice to the Purchaser.  The Purchaser has the right to extend the closing for up to twenty-eight days by delivering written notice and delivering an additional (non-refundable) payment of $250,000, of which the Partnership will be allocated approximately $68,000. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  With respect to Promontory Point, the Purchaser will pay transfer, sales, use, gross receipts or similar taxes, recording costs, any premiums or fees required to be paid with respect to the title policy and one half of the customary closing costs of the escrow agent.  The Partnership will pay the base premium for the title policy and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Promontory Point by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $250,000 will be borne by the Partnership.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit the deposits to the Selling Partnerships, and neither the Purchaser nor the Selling Partnerships will be obligated to proceed with the purchase and sale of the Properties.  The Selling Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnership’s Property pursuant to the Purchase Agreement or (ii) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $45,000 per Property.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

10.31

Purchase and Sale Contract between Century Stoney Greens, L.P., a California limited partnership, and the affiliated Selling Partnerships, and Bethany Holdings Group, LLC, a Nevada limited liability company and Chi Chen Wang, an individual, dated September 25, 2006.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Properties Growth Fund XXII

(a California Limited Partnership)

By:

Fox Partners IV

General Partner

By:

Fox Capital Management Corporation

Managing General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

Date:

September 29, 2006